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                                                             Exhibit 99.10

                             BURR-BROWN CORPORATION
                            STOCK PURCHASE AGREEMENT


      I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of Burr-Brown Corporation (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my salary (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

      Purchase periods under the ESP will run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January of the following year. The initial purchase period under the ESPP will begin on the first business day in August 1998 and end on the last business day in January 1999. My participation will automatically remain in effect from one purchase period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions once per purchase period, and I may increase the rate of my payroll deductions to become effective at the start of any subsequent purchase period.

      My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share of Common Stock on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 600 shares, (ii) limiting the maximum number of shares which may be purchased by all participants on any one purchase date to 60,000 shares in the aggregate and
(iii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

      I may withdraw from the ESPP at any time prior to the last five (5) business days of a purchase period and elect either to have the Corporation refund all my payroll deductions for that purchase period or to have those payroll deductions applied to the purchase of shares of the Corporation's Common Stock at the end of such period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason (including death or disability) or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

      If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase period in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase period. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

      A stock certificate for the shares purchased on my behalf at the end of each purchase period will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I will notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

      The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

      I have received a copy of the Question and Answer Summary for the ESPP which summarizes the major features of the ESPP. I have read this Agreement and the Question and Answer Summary and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.




Date:            , 19                      ------------------------------------
     ------------    --                    Signature of Employee


Start Date of
Purchase Period:          , 19             Printed Name:
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